PRO FORMA NOTES                                                                               ($000'S)
---------------                                                                               --------
(1)  Represents the effects on cash of the following:
     (a)  Proceeds from the issuance of debt: $250 million of Notes and $107 million        $ 357,000
          of commercial paper.
     (b)  Debt issuance costs paid.                                                            (1,700)
     (c)  14,000,000 common shares redeemed at $25 1/2 per share.                            (357,000)
     (d)  Represents assumed costs of Offer.                                                   (3,000)
                                                                                            ---------
                                                                                            $  (4,700)
                                                                                            =========

(2) Represents assumed costs of issuing $250 million of Notes with a five-year average life.

(3) Represents assumed amount of funds used to purchase common shares which are raised from issuing commercial paper.

(4)  (a)  14,000,000 common shares are assumed to be repurchased at 25 1/2 per share.       $(357,000)
     (b)  Represents assumed costs of Offer.                                                   (3,000)
                                                                                            ---------
                                                                                            $(360,000)
                                                                                            =========

(5) Represents the assumed amount of funds used to purchase common shares which are raised from issuing Notes with a five-year average life.

(6) Represents the assumed purchase of common shares excluding the shares purchased due to the conversion of Class A common stock.

(7) Represents the assumed number of shares of Class A common stock which are converted to common shares.

(8)  (a)  Interest expense on $357 million of 7% debt.                                      $  24,990
     (b)  Annual amortization of the assumed debt issuance costs of $1.7 million
          which are amortizied over the five-year average life of the Notes.                      340
                                                                                            ---------
                                                                                            $  25,330
                                                                                            =========

(9) Income tax benefit of debt interest expense and amortization of debt issuance expenses based on an effective tax rate of 40%.

(10) (a) Represents the pro forma effect on net income of the debt issuance.
     (b) Represents assumed increase in earnings available for common shares (and decrease in earnings available for Class A Common Stock) due to the decrease in percentage allocable to shares of Class A common stock of earnings from Atlantic Utility Group in excess of $40 million per year from 30% to 27.3%, due to fewer shares of Class A common stock outstanding.

(11) Estimated impact of discontinuing the application of SFAS No. 71 to the electric supply business. Estimates include (a) the impairment amount for DPL and ACE generating plants, (b) impairment amount for DPL's purchased power contract, (c) DPL's regulatory assets related to the electric generation business, and (d) less expected cost recovery through regulated electric delivery rates. The range of expected after-tax charges is presently estimated between $350 million and $500 million. The high end of the range is used for the pro forma adjustment.

                                                        GROSS                       NET OF TAX
                                                       AMOUNT          TAXES          AMOUNT
                                                       ------          -----        ----------
                                                             (DOLLARS IN THOUSANDS)
        DPL:
             Property, Plant & Equipment             $(560,000)     $ 225,000       $(335,000)
             Deferred Charges (Regulatory Assets)      (50,000)        20,000         (30,000)
             Purchased Power Contract                 (100,000)        40,000         (60,000)
                                                     ---------      ---------       ---------
                                                     $(710,000)     $ 285,000       $(425,000)
        ACE:
             Property, Plant & Equipment - ACE       $(125,000)     $  50,000       $ (75,000)
                                                     ---------      ---------       ---------

        TOTAL CONECTIV CONSOLIDATED                  $(835,000)     $ 335,000       $(500,000)
                                                     =========      =========       =========

(12) The impact of discontinuing the application of SFAS No. 71 to the electric supply business on Class A common shares is estimated by multiplying the ACE net of tax amount by 27.3%. The estimated impact on common shares is the total Conectiv net of tax amount less the amount that was estimated for Class A common stock.

(13) Represents the expected reduction in the annual dividend rate per common share.